UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 5, 2018 (February 27, 2018)

ADDUS HOMECARE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34504	20-5340172
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6801 Gaylord Parkway, Suite 110, Frisco, TX	75034
(Address of Principal Executive Offices)	(Zip Code)

469-535-8200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On February 27, 2018, Addus HealthCare, Inc. (“Addus HealthCare”), a wholly-owned subsidiary of Addus HomeCare Corporation (the “Corporation”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Michael J. Merrell and Mary E. Merrell, individually, Michael J. Merrell and Mary E. Merrell, as Trustees of the Merrell Revocable Trust UTA dated June 3, 2012, and Michael J. Merrell and Mary E. Merrell, as Trustees of the Ambercare Corporation Employee Stock Ownership Plan Trust (collectively, the “Sellers”). Pursuant to the Purchase Agreement, Addus HealthCare has agreed to acquire all of the issued and outstanding shares of capital stock of Ambercare Corporation, a New Mexico corporation (“Ambercare”), for a cash purchase price of $40.0 million, not including purchase price credit given for an estimated $10.6 million in excess cash held by Ambercare at closing, and subject to customary adjustments (the “Transaction”). Ambercare operates a personal care, hospice and home health services business through 15 locations located across New Mexico.

The obligations of the parties to consummate the Transaction are subject to the accuracy of the representations and warranties in the Purchase Agreement, compliance with the covenants in the Purchase Agreement and in the case of Addus HealthCare, the absence of a material adverse effect with respect to Ambercare, and receipt of certain third party consents (including regulatory consents), in addition to other customary closing conditions. Subject to fulfillment of the closing conditions, the Transaction is expected to close in the second quarter of 2018, but there can be no assurance that the Transaction will be completed.

The parties to the transaction have made customary representations, warranties and covenants, including with respect to the conduct of the Businesses during the period between the execution of the Purchase Agreement and the closing. The representations, warranties and covenants set forth in the Purchase Agreement have been made only for the purposes of such agreement and were solely for the benefit of the parties to the Purchase Agreement. Such representations, warranties and covenants may be subject to limitations agreed upon by the contracting parties, may have been made for purposes of allocating contractual risk, rather than as statements of categorical fact and may be subject to standards of materiality applicable to the contracting parties or their respective businesses, which may differ from what may be material to investors. The representations and warranties were made as of the date of the Purchase Agreement or such other date as may be specified in the Purchase Agreement and are subject to more recent developments.

The Purchase Agreement contains customary indemnification obligations by certain of the Sellers with respect to breaches of their respective representations, warranties and covenants, and certain other specified matters.

The foregoing summary of the Purchase Agreement is qualified in its entirety by reference to the actual Purchase Agreement attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2018, the Corporation’s Compensation Committee authorized the Corporation to make the following awards of options to purchase the Corporation’s Common Stock to the following Executive Officers, which were in addition to awards made under previously disclosed compensation plans, effective March 2, 2018 (the “Grant Date”):

Executive Officer	Number of Options
R. Dirk Allison	75,000
Brad Bickham	30,000
Brian Poff	30,000
James Zoccoli	25,000
Darby Anderson	10,000
Laurie Manning	10,000

The awards set forth above will vest in equal parts over the first four anniversaries of the Grant Date.

In addition, the Corporation’s Compensation Committee authorized the Corporation to award 10,000 restricted shares of the Corporation’s Common Stock to Brad Bickham, which were in addition to an award made under a previously disclosed compensation plan, effective as of the Grant Date. These restricted shares will vest in equal parts over the first three anniversaries of the Grant Date.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Stock Purchase Agreement, dated February 27, 2018, by and among Addus Healthcare, Inc., Michael J. Merrell and Mary E. Merrell, individually, Michael J. Merrell and Mary E. Merrell, as Trustees of the Merrell Revocable Trust UTA dated June 3, 2012, and Michael J. Merrell and Mary E. Merrell, as Trustees of the Ambercare Corporation Employee Stock Ownership Plan Trust.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADDUS HOMECARE CORPORATION

Dated: March 5, 2018	By:	/s/ Brian Poff
	Name:	Brian Poff
	Title:	Chief Financial Officer